                                               --------------------------------
                                               \        OMB APPROVAL          \
                                               \------------------------------\
                                               \  OMB Number:      3235-0059  \
                                               \  Expires:  January 31, 2002  \
                                               \  Estimated average burden    \
                                               \  hours per response....13.12 \
                                               --------------------------------
                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                            UMB FINANCIAL CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

================================================================================

[LOGO] UMB
Financial Corporation

                   Notice of Annual Meeting of Shareholders
                              and Proxy Statement

                                      FOR

                        ANNUAL MEETING OF STOCKHOLDERS

                                  TO BE HELD

                                April 18, 2002
                                  10:00 a.m.

                               UMB Bank Building
                             1010 Grand Boulevard
                          Kansas City, Missouri 64106

================================================================================

[LOGO] UMB
Financial Corporation

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 18, 2002

   The Annual Meeting of Shareholders of UMB Financial Corporation (the "Company") will be held at the Company offices located at 1010 Grand Boulevard, Kansas City, Missouri, on April 18, 2002, at 10:00 a.m. to consider and vote on the following matters:

   1) The election of eleven Class II directors to hold office until the Annual Meeting in 2005;

   2) Ratification of the Board of Directors' selection of Deloitte & Touche LLP to serve as the Company's independent auditors and to examine and audit the consolidated financial statements of the Company for the fiscal year 2002;

   3) Approval of the UMB Financial Corporation 2002 Incentive Stock Option Plan; and

   4) Transaction of such other matters as may properly come before the meeting or any adjournments thereof.

   Only shareholders of record at the close of business on March 1, 2002, will be entitled to notice of, or to vote at, this meeting or any adjournments thereof.

   It is important that your shares be represented at the meeting. We urge you to exercise your right to vote by completing and returning the enclosed proxy card.

                                          By Order of the Board of Directors,

                                                  Dennis R. Rilinger
                                                      Secretary

The date of this notice is March 11, 2002.

PLEASE SIGN AND DATE THE ACCOMPANYING PROXY AND MAIL IT PROMPTLY, regardless of the number of shares you may own and whether or not you plan to attend the meeting in person. You may revoke your proxy and vote your shares in person if revoked in accordance with the procedures described in the attached proxy statement.

                           UMB FINANCIAL CORPORATION
                             1010 Grand Boulevard
                          Kansas City, Missouri 64106

                                PROXY STATEMENT

                              GENERAL INFORMATION

Purpose

   This Proxy Statement and the accompanying proxy card are being mailed beginning March 11, 2002, to the shareholders of record of the common stock, par value one dollar ($1.00) per share, of UMB Financial Corporation (the "Company") as of March 1, 2002 (the "record date"). The Company's Board of Directors (the "Board") is soliciting proxies to be used at the 2002 Annual Meeting of its shareholders which will be held at 10:00 a.m. on April 18, 2002, at the Company offices located at 1010 Grand Boulevard, Kansas City, Missouri, and any adjournment thereof (the "Annual Meeting").

   Attendance at the Annual Meeting is limited to stockholders of record or their proxies, beneficial owners of Company common stock having evidence of such ownership, and guests of the Company.

   Proxies are being solicited to give all shareholders of record an opportunity to vote on matters to be presented at the Annual Meeting. In the following pages of this Proxy Statement, you will find information on matters to be voted upon at the Annual Meeting of shareholders or any adjournment of that meeting.

Matters to be Considered by Shareholders

   Shareholders at the Annual Meeting will consider and vote upon: 1) the election of eleven Class II directors who will hold office until the Annual Meeting in 2005; 2) ratification of the Board of Directors' selection of Deloitte & Touche LLP to serve as the Company's independent auditors and to examine and audit the consolidated financial statements of the Company for the fiscal year 2002; 3) approval of the UMB Financial Corporation 2002 Incentive Stock Option Plan; and 4) transaction of such other matters as may properly come before the meeting or any adjournments thereof. Shareholders do not have any dissenters' rights of appraisal in connection with any of these matters.

Who Can Vote

   Holders of common stock of the Company at the close of business on March 1, 2002 are entitled to notice of and to vote at the Annual Meeting. On February 13, 2002, there were 22,161,514 shares of Company common stock outstanding. Each share is entitled to one vote on each matter properly brought before the meeting other than the election of directors (which is done by cumulative voting). Shares can be voted at the meeting only if the shareholder is present or represented by a valid proxy. If you have shares attributable to your account under the Company's ESOP, you have the right to direct the voting of those shares. Any shares not so directed will be voted in accordance with the instructions of the Administrative Committee of the ESOP. If the Administrative Committee fails to give instructions with respect to voting, UMB, n.a., as trustee, is to exercise the voting rights.

Voting

   Your vote is important. Since many shareholders cannot personally attend the meeting, a large number must be represented by proxy. Proxies may be given by either a written proxy card or by communicating with the Company's transfer agent by use of the internet. Instructions for giving your proxy by either means accompany this Proxy Statement. Proxies may be revoked at any time before they are exercised (i) by written notice to the Corporate Secretary, (ii) by electronic notice to the Company's transfer agent, (iii) by a properly executed, later-dated written or electronic proxy, or (iv) by voting by ballot at the Annual Meeting. The method by which you vote will in no way limit your right to vote at the Annual Meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

   All shares entitled to vote and represented by properly executed proxies received prior to the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. If you sign the proxy card but do not specify how you want your shares to be voted, your shares will be voted equally in favor of the election of all nominees listed on the proxy card, in favor of ratifying the Board of Directors' selection of Deloitte & Touche LLP to serve as the Company's independent auditors and to examine and audit the consolidated financial statements of the Company for the fiscal year 2002, and in favor of approving the UMB Financial Corporation 2002 Incentive Stock Option Plan. Votes will be counted by the inspectors of the election appointed by the Chairman at the meeting.

   If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place, the persons named in the enclosed form of proxy will have discretion to vote on those matters according to their best judgment to the same extent as you would be entitled to vote. At the date this Proxy Statement went to press, the Company did not anticipate that any other matters would be raised at the Annual Meeting.

Solicitation of Proxies

   The Company is soliciting the proxy and will pay the cost of the solicitation of proxies. In addition to the use of the mails, proxies may be solicited personally, or by telephone by regular employees of the Company. In addition, the Company will reimburse brokers and other custodians, nominees or fiduciaries for their expenses in forwarding proxy materials to security owners and updating their proxies.

Required Votes--Election of Director Nominees

   Voting is cumulative in the election of directors. The Board of Directors of the Company is divided into three classes which are as nearly equal in number as possible. At each Annual Meeting of shareholders, the directors constituting one class are elected for a three-year term. In addition, if an individual has been appointed to fill a vacancy in one of the other two classes since the last Annual Meeting their names will also be submitted for a shareholder vote.

   In voting for the election of directors in any class, cumulative voting is permitted and record holders are entitled to cast as many votes as shall equal the number of shares of stock held, multiplied by the number of directors to be elected in that class. Such votes may be cast all for a single candidate in that class or the votes may be distributed among the candidates in that class, as the shareholder directs. Any shares not voted (whether by abstention, withheld votes, broker non-votes or otherwise) have no impact on the election of directors except to the extent that the failure to vote for an individual results in other individuals receiving a larger proportion of the total votes. If you sign the proxy card but do not specify how you want your shares to be voted, your shares will be voted equally in favor of the election of all nominees listed on the proxy card.

   Each nominee must be elected by a plurality of the votes of the shares entitled to vote on the election of the directors and represented in person or by proxy at a meeting at which a quorum is present.

   While it is not expected that any of the nominees will be unable to qualify or accept office, if for any reason one or more is unable to do so, the proxies will be voted for substitute nominees selected by the Board of Directors of the Company.

Required Votes--Ratification of Selection of Auditors; Approval of Plan; Other Matters

   The ratification of the Board of Director's selection of Deloitte & Touche LLP to serve as the Company's independent auditors and to examine and audit the consolidated financial statements of the Company for the fiscal year 2002; the approval of the UMB Financial Corporation 2002 Incentive Stock Option Plan; and the taking of action on any other matter properly presented for a shareholder vote, will be determined by a vote of the majority of the outstanding shares of common stock represented at the Annual Meeting. Voting on these matters will be one vote per share.



                     (THIS SPACE INTENTIONALLY LEFT BLANK)

                            PRINCIPAL SHAREHOLDERS

   The following persons owned of record or beneficially more than five percent of the outstanding voting securities of the Company at the close of business on February 13, 2002:

                                   Number of Shares
                                   Held of Record as           Number of
                                  a Fiduciary but not         Shares Owned
Name and Address                  Owned Beneficially  Percent Beneficially  Percent
----------------                  ------------------- ------- ------------  -------
UMB Bank, n.a....................      3,268,608(1)    14.75     395,458(2)   1.78
  1010 Grand Boulevard
  Kansas City, Missouri
R. Crosby Kemper.................              0           0   4,211,426(3)  19.00
  1010 Grand Boulevard
  Kansas City, Missouri
ESOP of UMB Financial Corporation              0           0   1,608,768(4)   7.26
  1010 Grand Boulevard
  Kansas City, Missouri

--------
(1) Held by UMB Bank, n.a. ("UMB, n.a."), an affiliate bank of the Company, in agency and custody accounts and may be voted or disposed of only upon instructions from the beneficial owners or are held in trusts and estates and may be voted or disposed of only upon the instructions of persons having voting control under the terms of the governing instrument or other agreement. Shares held by UMB, n.a. which are shown in footnotes 3 and 4 below are not included in this number. UMB n.a. disclaims beneficial ownership of all these shares.

(2) Includes 202,326 shares that are voted or disposed of only as directed by co-fiduciaries. Also includes 193,132 shares held in trusts and estates for which UMB, n.a. is the sole fiduciary; however, UMB, n.a. has elected not to vote such shares. UMB n.a. disclaims beneficial ownership of all of these shares. Shares held by UMB, n.a. which are shown in footnotes 3 and 4 below are not included in this number.

(3) Includes 12,029 shares held by Mary S. Kemper (wife of R. Crosby Kemper), presently exercisable options to acquire 1,834 shares granted under the Company's 1992 Incentive Stock Option Plan and 3,867 shares held under the Company's ESOP Plan for which R. Crosby Kemper has voting rights. Includes 154,645 shares held by Kemper Realty Company, 208,080 shares held by Pioneer Service Corporation, 92,150 shares held by Stagecoach, Inc., and 870,171 shares held by Stagecoach Investments, L.P. Each of these entities are ones through which voting and investment decisions may be controlled, directly or indirectly by R. Crosby Kemper. Also includes 953,893 shares held by UMB, n.a. as either sole trustee or co-trustee; in each case
    R. Crosby Kemper has or shares voting or investment powers. Of this number, 362,441 shares are held in trusts established under the will of Rufus Crosby Kemper, and 39,081 shares are held in the Enid and Crosby Kemper Foundation. In both cases, the shares may be voted or disposed of by UMB, n.a. as trustee but only upon the direction of R. Crosby Kemper, Mary S. Kemper and Alexander C. Kemper, or any two of them. Also 173,507 shares are held in a trust established under the will of Enid J. Kemper and may be voted or disposed of by UMB, n.a. as trustee but only upon the direction of
    R. Crosby Kemper; 344,825 shares are owned by the R. C. Kemper, Sr. Charitable Trust and Foundation but may be voted or disposed of only by the co-trustees, R. Crosby Kemper, R. Crosby Kemper III and Sheila Kemper Dietrich, or any two of them. 7,078 shares are owned by the R. C. Kemper, Jr. Charitable Trust and Foundation and may be voted or disposed of by R. Crosby Kemper, John Mariner Kemper and R. Crosby Kemper III, or any two of them; and 26,961 shares are owned by the William T. Kemper Foundation and may be voted or disposed of by UMB Bank, n.a. but only upon the direction of R. Crosby Kemper.

(4) Held by UMB, n.a. as trustee for the benefit of eligible employees of the Company and all its subsidiaries under the Company's ESOP. Participants have the right to direct the voting of shares attributable to their accounts. All shares not so directed are voted in accordance with the instructions of the Administrative Committee of the ESOP. Shares are disposed of in the discretion of the Administrative Committee. If the Administrative Committee fails to give instructions with respect to voting or fails to give directions with respect to a required dispositive decision, UMB, n.a., as trustee, is to exercise the voting rights and make the dispositive decision. Beneficial ownership of all of these shares is disclaimed.

                     STOCK OWNED BY DIRECTORS AND NOMINEES
                           AND BY EXECUTIVE OFFICERS

   The following table sets forth the number of shares of UMB Financial Corporation common stock beneficially owned (as defined in the rules of the Securities and Exchange Commission), as of February 13, 2002 by each director, each nominee, and by the executive officers named in the Summary Compensation Table on page 19. It also includes the shares beneficially owned by all directors and executive officers as a group.

                                                     Beneficial    Percent
     Names                                           Holdings(1)   of Class
     -----                                           -----------   --------
     Miriam M. Allison..............................        315         *
     Paul D. Bartlett, Jr...........................    114,005         *
     Thomas E. Beal.................................     23,643         *
     H. Alan Bell...................................    109,459         *
     William L. Bishop..............................        105         *
     David R. Bradley, Jr...........................     10,531         *
     Newton A. Campbell.............................      2,538         *
     William T. Fuldner.............................         --         *
     Peter J. Genovese..............................     57,923         *
     Jack T. Gentry.................................         --         *
     Richard Harvey.................................         23         *
     C. N. Hoffman III..............................     41,264         *
     Alexander C. Kemper............................    600,557      2.71%
     R. Crosby Kemper...............................  4,211,426     19.00%
     R. Crosby Kemper III...........................    553,865      2.50%
     Daniel N. League, Jr...........................        105         *
     Tom J. McDaniel................................      1,155         *
     William J. McKenna.............................      5,787         *
     James D. Matteoni..............................      2,401         *
     John H. Mize, Jr...............................         43         *
     Mary Lynn Oliver...............................    117,028         *
     Robert W. Plaster..............................     77,910         *
     Kris A. Robbins................................        575         *
     Alan W. Rolley.................................    176,534         *
     Tom D. Sanders.................................     29,275         *
     L. Joshua Sosland..............................      1,458         *
     Herman R. Sutherland...........................      4,935         *
     Paul Uhlmann, III..............................      3,388         *
     E. Jack Webster, Jr............................     60,173         *
     Dr. Jon Wefald.................................      3,519         *
     John E. Williams...............................      2,552         *
     Thomas J. Wood, III............................    306,733      1.38%
     All Directors and Executive Officers as a Group  5,631,694(2)  25.41%

--------
(1) Includes shares of common stock held directly by the individuals as well as by members of such individuals' immediate family who share the same household, shares held in trust and other indirect forms of ownership over which shares the individuals exercise sole or shared voting and/or investment power. Also includes shares which are subject to outstanding options exercisable by officers of the Company within 60 days as follows:
    Mr. Genovese--10,354 shares, Mr. C.N. Hoffman, III--826 shares, Mr. R. Crosby Kemper--1,834 shares, Mr. R. Crosby Kemper, III--6,807 shares and Mr. James D. Matteoni--1,619 shares. In addition, all other Executive Officers collectively hold such options to acquire 18,637 shares.

(2) Shares held in Kemper family foundations and trusts over which more than one member of the family share voting and/or investment power have been included only one time in this total. See footnote 3 in the above Section entitled "Principal Shareholders" for a description of the voting rights and investment authority of family members.

 * Less than 1% of outstanding shares.

                             CORPORATE GOVERNANCE

               COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

   The Board of Directors has appointed an Audit Committee from among its members. It has also created an Officers Salary and Stock Option Committee. Members of this committee are appointed by the Board and consist of members of the Company's Board of Directors as well as Board members from the Company's subsidiaries. The Board has also appointed an Executive Committee consisting of senior officers of the Company, some of whom are members of the Board of Directors. The Board also appoints three members to an Administrative Committee for the UMB Financial Corporation Executive Committee Deferred Compensation Plan. The Board has not appointed a Nominating Committee.

   The Audit Committee, among other functions, reviews the nature and scope of the audit, reviews the accounting practices and control systems of the Company and reviews the qualifications and performance of the auditing firm. Present members of the committee are Thomas E. Beal, David Bradley, Jr., Newton A. Campbell, and John H. Mize, Jr.

   The Officers Salary and Stock Option Committee is responsible for setting and administering overall compensation policy and setting compensation levels for senior officers. Members of the committee are Paul D. Bartlett, Jr., William J. McKenna, Thomas D. Sanders, L. Joshua Sosland, and Herman R. Sutherland from the Company's Board of Directors. Mr. John W. Uhlmann is also a member of the Committee and a member of the Board of UMB Bank, n.a., the Company's largest subsidiary.

   The Administrative Committee for the UMB Financial Corporation Executive Committee Deferred Compensation Plan is responsible for administering the UMB Financial Corporation Executive Committee Deferred Compensation Plan. Present members of this committee are R. Crosby Kemper III, Peter J. Genovese and James
A. Sangster.

   The Executive Committee has authority to take action in lieu of the Board of Directors between its regularly scheduled meetings, and reports such actions to the Board at its next scheduled meeting for ratification. Present members of the committee are R. Crosby Kemper, Chairman, R. Crosby Kemper III, Vice Chairman, Miriam M. Allison, Vincent J. Ciavardini, Peter J. Genovese, Royce M. Hammons, Chris N. Hoffman III, J. Mariner Kemper, Matt S. Moyer, Douglas F. Page, James A. Sangster, Daniel C. Stevens, William C. Tempel and Lisa A. Zacharias.

   In addition to the four meetings of the Board of Directors, the Executive Committee held meetings or took action in lieu of meetings 2 times during 2001. The Audit Committee met 6 times, and the Officers Salary and Stock Option Committee met once and took one action by unanimous consent in 2001. All directors attended at least 75 percent of the meetings of the Board and committees upon which they served except Richard Harvey, Daniel N. League, Tom
J. McDaniel, Mary Lynn Oliver, and Dr. Jon Wefald.

                     PROPOSAL # 1:  ELECTION OF DIRECTORS

General information about the nominees and the current directors.

   The Company nominates individuals for membership on its Board of Directors from various communities served by its banking subsidiaries. At the Annual Meeting, shareholders will be asked to vote for eleven Class II directors who will serve until the annual meeting in 2005 or until their respective successors are duly elected and qualified.

   Directors are elected by cumulative voting, which means that each shareholder is entitled to cast as many votes for the election of directors to each class as shall equal the number of shares of common stock held by him or her times the number of directors to be elected in that class of directors. Each shareholder may cast all such votes for a single nominee within that class or may distribute them between two or more nominees within that class as he or she sees fit. To be elected, a nominee must receive a plurality of the votes of the shares entitled to vote on the election of the directors and represented in person or by proxy at a meeting at which a quorum is present.

   Each of the nominees has agreed to be named as a nominee and to serve as a director, if elected. It is not anticipated that any of the nominees will become unavailable for election; however, if any nominee(s) should unexpectedly become unavailable, the shares represented by the proxy will be voted for such substitute nominee(s) as the Board may name.

                     (THIS SPACE INTENTIONALLY LEFT BLANK)

   The following schedule sets forth information about the nominees and about the present directors of the Company who will continue in office:

                             NOMINEES FOR ELECTION

Class II--Terms expiring in 2005

                                                              Director
                Name         Age Position with the Company     Since
                ----         --- -------------------------    --------
         Miriam M. Allison   54  Director                       2001
         Thomas E. Beal      71  Director                       1983
         Richard Harvey      63  Director                       1999
         R. Crosby Kemper    75  Senior Chairman and Director   1969
         Tom J. McDaniel     63  Director                       1999
         William J. McKenna  75  Director                       1984
         Robert W. Plaster   71  Director                       1995
         Paul Uhlmann, III   51  Director                       2000
         E. Jack Webster     81  Director                       1985
         John E. Williams    75  Director                       1987
         Thomas J. Wood, III 55  Director                       2000

                     DIRECTORS WHO WILL CONTINUE IN OFFICE

Class III--Terms expiring in 2003

                                                              Director
                 Name          Age Position with the Company   Since
                 ----          --- -------------------------  --------
         H. Alan Bell          63  Director                     1993
         Jack T. Gentry        78  Director                     1996
         R. Crosby Kemper III  51  Chairman, CEO and Director   1994
         Daniel N. League, Jr. 66  Director                     1991
         John H. Mize, Jr.     61  Director                     1986
         Alan W. Rolley        69  Director                     1993
         Thomas D. Sanders     57  Director                     1991
         L. Joshua Sosland     41  Director                     1998
         Herman R. Sutherland  89  Director                     1971
         Dr. Jon Wefald        64  Director                     1998

Class I--Terms expiring in 2004

                                                              Director
                  Name          Age Position with the Company  Since
                  ----          --- ------------------------- --------
          Paul D. Bartlett, Jr. 82   Director                   1977
          William L. Bishop     49   Director                   2000
          David R. Bradley, Jr. 52   Director                   1983
          Newton A. Campbell    73   Director                   1986
          William Terry Fuldner 74   Director                   1985
          Peter J. Genovese     55   President and Director     1979
          C. N. Hoffman III     52   Director                   1997
          Alexander C. Kemper   36   Director                   1992
          Mary Lynn Oliver      62   Director                   1993
          Kris A. Robbins       43   Director                   2000

                 INFORMATION ABOUT THE DIRECTORS AND NOMINEES

   Ms. Allison has served as President and Chief Executive Officer of Sunstone Financial Group, Inc. since its founding in 1990. Sunstone Financial Group, Inc. and its subsidiaries provide accounting, administrative, support and other services to mutual funds.

   Mr. Bartlett has served as Chairman of the Board of Bartlett and Company, Kansas City, Missouri, since 1987. Bartlett and Company is an agri-business company.

   Mr. Beal has served as President of Beal Properties, Inc., Kansas City, Missouri, since 1967. Beal Properties, Inc. is a real estate management company.

   Mr. Bell served as Chairman of UMB Citizens Bank and Trust Co., Manhattan, Kansas from January, 1994 to July, 1994. Prior to that he served as Chairman and President of Citizens Bank and Trust Co. in Manhattan, Kansas, from 1976 to 1994.

   Mr. Bishop has served as CEO of the Western Group of St. Louis, Missouri since 1998. Prior to that he served as President from 1992 to 1998. The Western Group is a nationwide specialty contractor specializing in masonry and concrete restoration.

   Mr. Bradley has served as President and Editor of the News-Press and Gazette Company, St. Joseph, Missouri, since 1971. He has also served as Publisher since 1994.

   Mr. Campbell has served as Chairman Emeritus of Burns & McDonnell Engineering Company, Kansas City, Missouri since 1994. Prior to that he served as Chairman of the Board and Chief Executive Officer of that company from 1986 until 1994.

   Mr. Fuldner served as Chairman of the Board of EFCO Corporation, Monett, Missouri, from 1953 until 1999. EFCO Corporation is a manufacturing company.

   Mr. Genovese has served as Vice Chairman of the Board of the Company since 1982. He was elected President of the Company in March, 2000. He also served as Chairman and CEO of UMB Bank of St. Louis, n.a. from 1979 until the bank was merged with UMB Bank, n.a. in 1999 and has since then served as Vice Chairman of the Board/Chairman--St. Louis Region, UMB Bank, n.a.

   Mr. Gentry is Chairman of the Board of Positronic Industries, Inc., Springfield, Missouri. The company manufactures electrical connectors used in a variety of applications.

   Mr. Harvey has served as Chairman of the William H. Harvey Company, Omaha, Nebraska, since 1998. Prior to that he served as President of that company from 1986 to 1998. The William H. Harvey Company is a manufacturer of plumbing specialties.

   Mr. Hoffman served as President of the Salina Banking Center of UMB National Bank of America, Salina, Kansas from 1993 through 2001. He currently serves as Chairman of UMB National Bank of America.

   Mr. Alexander C. Kemper, a son of R. Crosby Kemper, served as President of the Company from 1995 and as CEO from July, 1999. He served as CEO of UMB Bank, n.a. from January, 1996 and as Chairman and CEO from January, 1997. In March, 2000 he resigned his positions with the Company and UMB Bank, and since that time has served as Chairman and CEO of eScout LLC, an e-commerce company in which UMB Bank, n.a. holds a minority interest.

   Mr. R. Crosby Kemper served as Chairman of the Board of the Company from 1972 through January, 2001, and as CEO of the Company from 1972 through July, 1999. In March, 2000, Mr. R. Crosby Kemper was re-elected as CEO of the Company. In January, 2001 Mr. Kemper resigned both of those positions and his son R. Crosby Kemper, III was elected to fill them. At that time Mr. Kemper was elected Senior Chairman. He also served as Chairman of the Board and CEO of UMB Bank, n.a. from 1971 through January, 1996 and as Chairman through January, 1997.

   Mr. R. Crosby Kemper III, a son of R. Crosby Kemper, served as Vice-Chairman of the Board of the Company from January, 1995 until January, 2001 when he was elected Chairman and CEO. He was elected Chairman and CEO of UMB Bank, n.a. in March, 2000. He also served as President of UMB Bank of St. Louis, n.a. from 1993 until the bank was merged with UMB Bank, n.a. in 1999 and, thereafter served as Vice Chairman of the Board/President--St. Louis Region, UMB Bank, n.a until March, 2000.

   Mr. League has served as Chairman of the Board, President and Chief Executive Officer of Pioneer Astro Industries, Inc., Colorado Springs, Colorado, since 1974. Pioneer Astro Industries, Inc. is a manufacturing company. He has also served as President of Pioneer Manufacturing Co. since 1981 and as Chairman of Double L Manufacturing Co. since 1983.

   Mr. McDaniel has served as President of Oklahoma City University since 2001. He served as President of Northwestern Oklahoma State University from 2000 to 2001. Prior to 2000 he served as Vice Chairman of the Board of Directors of Kerr-McGee Corporation in Oklahoma City, Oklahoma. Mr. McDaniel was elected Senior Vice President of Kerr McGee in 1986 and as Corporate Secretary in 1989. In 1993 he was elected as a member of that company's Executive Management Committee.

   Mr. McKenna is serving as Chairman Emeritus of the Kellwood Company, Chesterfield, Missouri. The Kellwood Company is a manufacturer of wearing apparel. He served as Chairman from 1997 to 1999, and as Chairman and CEO from 1984 to 1997. Mr. McKenna is a director of Kellwood Company.

   Mr. Mize has served as President and Chief Executive Officer of the Blish-Mize Company, Atchison, Kansas, since 1982. Blish-Mize is a wholesale hardware distribution company.

   Mrs. Oliver served as Chairman of Russell State Bank and of Security State Bank, Great Bend, Kansas, from 1984 to 1994.

   Mr. Plaster is Chairman of Evergreen Investments, LLC, Lebanon, Missouri. Prior to that he served as Chairman of the Board of Empire Energy Corporation from 1994 to 1996, and as Chairman of the Board of Empire Gas Corporation from 1963 until 1994.

   Mr. Robbins was elected CEO of the Security Benefit Group of Companies, Topeka, Kansas, in January, 2001. He has served as President of Security Benefit since 1998. The Security Benefit Group is a financial service provider.

   Mr. Rolley served as Chairman of UMB Highland Park Bank and Trust in Topeka, Kansas from 1993 until 1994. Prior to that he served as Chairman of Highland Park Bank and Trust and North Plaza State Bank, both in Topeka, Kansas, from 1965 and 1972, respectively, until 1993. He has served as Chairman of the Kansas State Bank of Holton, Kansas, since 1976. He is also Chairman of Community Bankcorporation of New Mexico and Chairman of Arizona Bancshares, Inc.

   Mr. Sanders has served as Chairman and Chief Executive Officer of MMC Corp., Leawood, Kansas, since 1991. MMC Corp. is a construction holding company. Prior to that he served as Chairman of the Board, President and CEO of Midwest Mechanical Contractors, Inc., one of MMC's operating companies.

   Mr. Sosland has served as Vice President of Sosland Companies, Inc., Kansas City, Missouri, since 1993. The Sosland Companies are primarily engaged in trade publications for the baking, flour milling and grain industries. Mr. Sosland has also served as Executive Editor of "Milling & Baking News" since 1997.

   Mr. Sutherland has served as a Partner of Sutherland Lumber Company, Kansas City, Missouri, since 1941. Sutherland Lumber Company is a building materials company.

   Mr. Uhlmann, III has served as President of The Uhlmann Company, Kansas City, Missouri, since 1997. The Uhlmann Company is a grocery products company.

   Mr. Webster has served as Chairman of the Board and Chief Executive Officer of Petrol Properties Inc., Springfield, Missouri, since 1957. Petrol Properties is a real estate and marketing company. He has served as Chief Executive Officer of Reliant Industries, Inc., a real estate and environmental services company since 1990. He is a director of Adams Resources and Energy, Inc. and Mid-American Century Life Insurance Co.

   Dr. Wefald has served as President of Kansas State University, Manhattan, Kansas, since 1986.

   Mr. Williams has served as Chairman of the Board of H. E. Williams, Inc., Carthage, Missouri, a manufacturing company, since 1996. He previously served as Chairman and Chief Executive Officer of that company since 1989 and as President since 1973.

   Mr. Wood, a nephew of R. Crosby Kemper, has served as Chairman of the Board of American West Medical Company since 1997. American West is a distributor of medical supplies.

 YOUR BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF MANAGEMENT'S NOMINEES

                     (THIS SPACE INTENTIONALLY LEFT BLANK)

                  PROPOSAL # 2  RATIFICATION OF SELECTION OF

                        INDEPENDENT PUBLIC ACCOUNTANTS

   The Audit Committee has recommended, and the Board of Directors has selected, Deloitte & Touche LLP as independent public accountants to perform the 2002 audit, which includes, among other things: 1) the examination of annual financial statements; 2) review of unaudited quarterly financial information; 3) assistance and consultation in connection with filings with the Securities and Exchange Commission; and 4) consultation on various audit-related accounting matters. The Board is recommending that the Shareholders ratify such selection. Notwithstanding the Board's initial selection and the Shareholders' ratification of such selection however, the Board of Directors shall be specifically authorized to retain another independent auditing firm at any time during the year if the Board feels that such change would be in the best interest of the Company. Deloitte & Touche LLP has served as the Company's auditors continuously since 1982. The Audit committee has considered whether any other relationships, including w/o limitation, Deloitte & Touche LLP's provision of the different types of services described in the schedule below, and its lease of office space in the Company's headquarters building, were compatible with the maintenance of D&T's independence, and has concluded that such relationships are compatible with the maintenance of their independence.

   Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement. They will be available to respond to appropriate questions.

                        Principal Accounting Firm Fees

   Aggregate fees billed to the company for the fiscal year ending 2001 by the Company's principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte"):

      Audit Fees                                              $311,015
      Financial Information Systems Design and Implementation      -0-
      Audit Related Fees                                      $179,800(1)
      Other Fees                                              $ 32,253(2)
                                                              --------
      All Other Fees                                          $211,053(3)

   (1) Includes fees for audits of the Company's wholly owned subsidiaries, tax consultations, SAS 70 procedures and consultation on the implementation of new accounting pronouncements.
   (2) Other fees primarily represent consultation on income tax matters.
   (3) non-audit services. The Audit Committee has considered whether the provision of these services is compatible with maintaining the principal accountant's independence.

   YOUR BOARD RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE BOARD OF DIRECTORS' SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS.

              PROPOSAL #3  APPROVAL OF UMB FINANCIAL CORPORATION
                       2002 INCENTIVE STOCK OPTION PLAN

   The Company is proposing, for shareholder approval, the UMB Financial Corporation 2002 Incentive Stock Option Plan (the "Plan") that was adopted, subject to shareholder approval, by the Company's Board of Directors at its January 17, 2002 meeting. Approval of the plan requires the affirmative vote of a majority of the shares present and entitled to vote and represented at the Annual Meeting. A copy of the Plan is included in this Notice and Proxy Statement, as Appendix A.

   The Company believes that stock options have been and will continue to be important inducements in retaining and motivating the Company's qualified, high-performing employees. The purpose of this Plan is to promote the interests of the Company and its stockholders by encouraging key employees of the Company, and its subsidiaries, to invest in common stock of the Company and thereby acquire a proprietary and an increased personal interest in the Company, which will provide such employees with an additional incentive to remain in the employ of the Company and promote its continued success and progress.

   Only full-time regular salaried employees of the Company and its subsidiaries who serve as an officer or a department head (or in a comparable capacity) would be eligible to participate in the Plan. As of February 13, 2002, there were approximately 1,200 such individuals. The Company's Board of Directors Officer Salary and Stock Option Committee ("the Committee") would determine which eligible employees would receive options and the number of shares received, taking into account their duties, present and potential contributions to the success of the Company, number of years remaining in which effective service may be anticipated, and such other factors as the Committee may deem relevant in connection with accomplishing the purpose of the Plan.

   The options to be granted under the Plan would permit the optionees to purchase shares of the Company's common stock, par value $1 ("Company Stock"), during the option period specified in an option agreement which would govern each respective grant (the "Option Agreement") at a price equal to market value at the time the option is granted. In the case of individuals who have the power to vote more than 10% of the outstanding stock of the Company (10% Holders") the price could not be less than 110% of the market value of the Company's stock at the time the option was granted. The period of time that the option would remain outstanding would be established by the Committee and specified in the Option Agreement, but could not exceed 10 years (5 years for 10% Holders). The form in which the option price would be paid upon an exercise of the option, could consist of cash, Company stock having a fair market value equal to the option price, or a combination of cash or shares. No option could be exercised unless the optionee was, at the time of exercise, in the employ of the Company and/or a subsidiary of the Company and shall have continuously been so employed since the date the option was granted; provided however in certain cases where the optionee dies or is permanently disabled (within the meaning of section 22(e)(3) of the Code) or retires from his/her position with the Company and/or its subsidiaries after having reached the age of sixty years and having been continuously employed by the Company or its subsidiaries for a period of twenty years or more, then the period of time in which the option could be exercised would be extended for a specified period of time after such death, disability or retirement. Moreover, the Committee would be authorized to provide in any Option Agreement approved by it, that upon the occurrence of any such death, disability or retirement, any unvested (not yet exercisable) options then held by such individual at the time of such death, disability or retirement would immediately vest in full. If an employee were to exercise an option and subsequently cease to be employed by the Company or its subsidiaries and go to work for a competitor under terms described in the Plan, within two years of his or her exercise of that option, then the Company would have the right to recover the benefits realized by the optionee at the time of exercise.

   A total of one million (1,000,000) shares of the Company's common stock, par value $1, would be reserved for issuance under the Plan. If an option under the Plan expires, terminates or is forfeited during the term of the Plan without having been exercised in full, any shares of stock not purchased under such option would become available for other options that could be granted under the Plan. The number of shares available under options under the Plan would be subject to automatic proportional adjustment in the event of stock splits, stock dividends, reverse stock splits or split up, and would be subject to discretionary adjustment by the Committee under other stated circumstances, provided however that no adjustment could be made with respect to options that would cause the Plan to violate Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

   The options granted under the Plan are intended to qualify as "incentive stock options" under Section 422 of the Code. In general, neither the optionee nor the Company incurs any tax consequences either at the time an incentive stock option (an "Incentive Option") is granted or at the time the optionee becomes entitled to exercise the Incentive Option. Also, the optionee generally is not required to recognize taxable income upon the actual exercise of an Incentive Option (subject to the alternative minimum tax rule discussed below), and the Company receives no income tax deduction at the time of exercise.

   If an optionee sells or disposes of shares of common stock acquired by the exercise of an Incentive Option (the "Option Shares"), the length of time between the disposition of the Option Shares and (1) the grant of the Incentive Option, and (2) the exercise of the Incentive Option, determines the tax consequences of the disposition of the Option Shares. If the disposition of the Option Shares occurs (a) more than two years after the Incentive Option was granted and (b) more than one year after the Incentive Option was exercised (the "Holding Period Requirements"), the optionee generally recognizes a long-term capital gain or loss, as the case may be. The amount of such capital gain (or loss) is equal to the difference between (i) the amount of the proceeds received by the optionee upon the disposition of the Option Shares and
(ii) the aggregate option exercise price of the Incentive Option. The Company is not entitled to an income tax deduction upon a disposition in accordance with these rules. (The Holding Period Requirements do not apply if an Incentive Option is exercised after the death of an optionee by the estate of the optionee, or by a person who acquired the right to exercise such Incentive Option by bequest or inheritance or by reason of the death of the optionee.)

   If a disposition does not satisfy the Holding Period Requirements (i.e., if a "disqualifying disposition" occurs), the optionee is required to recognize ordinary compensation income at the time of the disqualifying disposition in an amount equal to the lesser of (1) the amount by which the proceeds of the disqualifying disposition exceed the aggregate option exercise price of the Incentive Option (the "gain upon disposition") or (2) the amount by which the fair market value of the Option Shares at the time of exercise exceeded such aggregate option exercise price. Any portion of the gain upon disposition that is not treated as ordinary income is treated as a capital gain. If the proceeds of the disqualifying disposition are less than the aggregate option exercise price of the Incentive Option, the difference is treated as a capital loss.

   In the event of a disqualifying disposition, the Company is entitled to claim a compensation deduction equal to the amount of ordinary compensation income recognized by the optionee. The Company is entitled to claim this deduction in the taxable year of the Company in which the disqualifying disposition occurs.

   If an optionee already owns shares of the Company's common stock and surrenders those shares to pay the exercise price of an Incentive Option, the optionee, as a general rule, is not required to recognize gain (either with respect to the transfer of the surrendered shares or with respect to the issuance of the new Option Shares under the Incentive Option) until the optionee disposes of the new Option Shares. The Treasury Department has proposed regulations under Section 422 of the Code which set forth the method for determining an optionee's basis and holding period for the new Option Shares. According to such proposed regulations, to the extent an optionee receives new Option Shares equal in number to the surrendered shares, the optionee's basis in such new Option Shares will be the same as the optionee's basis in the surrendered shares, increased by the amount, if any, of compensation income recognized by the optionee upon such exchange (see next paragraph); and the holding period of such new Option Shares will run without interruption from the date of acquisition of the surrendered shares; provided, however, that (i) for purposes of determining whether a disqualifying disposition of such new Option Shares occurs in the future, the holding period of such shares will run from the date of the exchange, and (ii) for purposes of determining the amount of ordinary compensation income required to be recognized by the optionee as a result of a disqualifying disposition of such new Option Shares, the fair market value of such shares on the date of the exchange shall be treated as the aggregate option exercise price of such shares. If the optionee receives additional new Option Shares in connection with the exercise of the new Incentive Option (i.e., if the number of new Option Shares acquired exceeds the number of old shares surrendered), then the optionee's basis in the additional new Option Shares will be zero (plus the amount of cash, if any, paid for such shares), the holding period of such shares will commence at the time of the exchange, and, for purposes of determining the amount of ordinary compensation income required to be recognized by the optionee at the time of a disqualifying disposition of such shares, the aggregate option exercise price of such shares will be deemed to be zero.

   A special rule applies if (1) an optionee pays the exercise price of an Incentive Option by surrendering shares of common stock which the optionee acquired through the exercise of another incentive stock option, and (2) the optionee has failed to meet either of the Holding Period Requirements with respect to his or her ownership of the surrendered shares. In this situation, the surrender of the old shares of common stock to exercise the new Incentive Option is treated as a disqualifying disposition of the surrendered shares, and the optionee is required to recognize income (or loss) with respect to the surrendered shares in accordance with the special rule that applies to disqualifying dispositions. For this purpose, the fair market value of the surrendered shares on the date of the surrender will be treated as the amount of the proceeds of the disqualifying disposition.

   The exercise of an Incentive Option may subject an optionee to the alternative minimum tax. In general, a taxpayer must pay an alternative minimum tax if 26% (or 28% for certain high-income taxpayers) of the excess of the taxpayer's "alternative minimum taxable income" over a certain exempt amount (currently $49,000 in the case of a married individual filing jointly, $35,750 in the case of a single taxpayer, and $24,500 in the case of a married taxpayer filing separately, such exempt amount being unavailable, however, to certain high-income taxpayers) exceeds the amount of the taxpayer's regular federal income tax. For purposes of computing an optionee's alternative minimum taxable income, the special Incentive Option rules described above do not apply. Thus, upon the exercise of an Incentive Option, an optionee generally must recognize alternative minimum taxable income in an amount equal to the difference between
(1) the fair market value of the Option Shares at the time of exercise and (2) the aggregate option exercise price of the Incentive Option. A special rule applies if the optionee sells the Option Shares in a disqualifying disposition occurring within the same taxable year in which the option is exercised. In this situation, the amount of alternative minimum taxable income attributable to the exercise of the option may not exceed the difference between (x) the proceeds of the disqualifying disposition and (y) the option exercise price. Under the alternative minimum tax rules, the optionee's recognition of alternative minimum taxable income upon the exercise of the option will increase the optionee's basis in the Option Shares for alternative minimum tax purposes, thus allowing for a negative adjustment for purposes of computing alternative minimum taxable income in the year of the disposition of the Option Shares. The alternative minimum tax treatment of an Incentive Option does not affect the income tax liability of the Company.

   The number of shares as to which options could be granted are to be limited so that the fair market value of all shares (determined as of the date the option is granted) of the optionee first exercisable during any given calendar year, does not exceed the sum of $100,000 (or, if different, the maximum dollar amount in effect under Section 422 of the Code or any successor provision), and if any acceleration of excercisability arising from the optionee's death, disability or qualified retirement were to cause such maximum to be exceeded, then the options relating to such excess would be treated as non-qualified stock options. Very generally, when a non-qualified stock option is exercised, the optionee is required to recognize ordinary compensation income equal to the difference between (1) the fair market value of the shares of common stock received at the time of exercise and (2) the aggregate option exercise price; and the Company is entitled to claim a compensation deduction equal to the amount of ordinary compensation income recognized by the optionee.

   The Committee would administer the Plan and options granted under the Plan. The Committee would be empowered to amend the Plan, but no amendment could be made that would impair the rights of an optionee (without the optionee's written consent) or that would, without the approval of the Shareholders, materially increase the total number of shares available under the Plan (except for adjustments described above), or that would materially increase benefits accruing under the plan, or that would materially modify requirements as to eligibility for participation in the Plan.

   The closing price of the Company's Common Stock as reported on the National Market System of the National Association of Securities Dealers Automated Quotation System for February 26, 2002 was $40.06.

   If approved by the Shareholders, the Plan would become effective as of April 18, 2002, and no option could be granted under the Plan after April 17, 2012. The options and the shares underlying the options will be registered by a Form S-8 filed with the U.S. Securities and Exchange Commission during 2002.

YOUR BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE UMB FINANCIAL CORPORATION 2002 INCENTIVE STOCK OPTION PLAN.


                                 OTHER MATTERS

   The Board of Directors knows of no matters expected to be presented for consideration at the Annual Meeting that are not described herein. However, if other matters properly come before the meeting, persons named in the accompanying form of proxy may vote thereon in accordance with their best judgment.

                             SHAREHOLDER PROPOSALS

   Shareholder proposals must be received by the Company by November 18, 2002, to be considered for inclusion in the proxy materials of the Company for the 2003 Annual Meeting. The Company requests that such shareholder proposals be sent to the attention of the Corporate Secretary by certified mail-return receipt requested.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who beneficially own more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater-than-10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, and written representations that no Forms 5 were required, the Company believes that during 2001 all Section 16(a) filing requirements applicable to its officers, directors and greater-than-10% beneficial owners were complied with; except as follows. Miriam M. Allison, director and executive officer, failed to file one Form 4 reflecting the purchase of 300 shares of common stock. Thomas
E. Beal, director, failed to file a Form 4 reflecting the gift of 250 shares of common stock. H. Alan Bell, director, failed to file a Form 4 reflecting four transactions selling 5,000 shares of common stock. William Terry Fuldner failed to file a Form 4 reflecting a transaction selling 1,398 shares of common stock. John Mariner Kemper failed to file a Form 4 reflecting two transactions selling 8,000 shares of common stock. Daniel N. League, Jr. failed to file a Form 4 reflecting one transaction selling 1,157 shares of common stock. Kris A. Robbins failed to file a Form 4 reflecting two transactions selling 1,000 shares of common stock and he failed to timely file his Form 5 for 2001. R. Crosby Kemper, Jr. failed to file a timely report with respect to a transaction selling 10,000 shares of common stock indirectly held by Mr. Kemper. In addition, E. Frank Ware failed to file a timely Form 4 with respect to one purchase of 646 shares of common stock.

                             CERTAIN TRANSACTIONS

   The directors, officers, nominee directors and companies with which they are associated were customers of and had banking transactions with the Company's affiliate banks in the ordinary course of each respective bank's business during 2001. Such relationships continue to be conducted on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons and do not involve more than normal risk of collectibility or present other unfavorable terms.

   Messrs. R. Crosby Kemper, Alexander C. Kemper and R Crosby Kemper III, who are executive officers and/or directors of the Company or its affiliates, and certain other members of Mr. R. Crosby Kemper's immediate family own approximately 75% of the stock of Pioneer Service Corporation. During 2001, Pioneer Service Corporation leased real estate to the Company and its subsidiaries under a two year lease expiring December 31, 2002 on terms no less favorable to the Company than that which could be obtained from non-affiliated parties. In December 2001, $ 190,946 was paid as rent for the 2002 annual rental period under the lease.

   The Company is a minority shareholder, and Alexander C. Kemper is the Chairman and CEO, of eScout, LLC, a limited liability company that operates an electronic marketplace. During 2001 the Company and its subsidiaries paid a fee of $150,000 to eScout, LLC, and purchased $742,061 worth of goods and services from unrelated vendors through the marketplace operated by eScout, LLC.

                             DIRECTOR COMPENSATION

   Directors of the Company who are not employed by the Company or its subsidiaries are paid Directors' fees of $600 for each Board meeting they attend. Attendance fees of $500 are paid to members of the Audit Committee. Officers Salary and Stock Option Committee members receive an attendance fee of $300. No fees are paid to members of the Executive Committee or to members of the Administrative Committee for the UMB Financial Corporation Executive Officer Deferred Compensation Plan.

             SALARY COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   The Company's Officers Salary and Stock Option Committee members are identified in the Section entitled "Report of the Officers Salary and Stock Option Committee on Executive Compensation."

   Members of the Committee and Companies with which they are associated were customers of and had banking transactions with the Company's affiliate banks in the ordinary course of each respective bank's business during 2001. Such relationships continue to be conducted on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons and do not involve more than normal risk of collectibility or present other unfavorable terms. No officers or former officers served as members of the Salary and Stock Option Committee.



                     (THIS SPACE INTENTIONALLY LEFT BLANK)

                            EXECUTIVE COMPENSATION

I. Summary Compensation Table

                                                                  Long Term
                                                                Compensation
                                    Annual Compensation           (Awards)
                            ----------------------------------- -------------
                                                                 Securities
                                                   Other Annual  Underlying    All Other
Name and Principal Position Year  Salary     Bonus Compensation Options(#)(2) Compensation
--------------------------- ---- --------    ----- ------------ ------------- ------------
R. Crosby Kemper........... 2000 $639,301     --        --          2,498       $24,567(3)
 Senior Chairman (1)        2001  675,145     --        --          3,020        24,973
                            1999  675,145     --        --          2,863        24,891
R. Crosby Kemper III.......
 Chairman and CEO of the    2001 $448,833     --        --          2,498       $ 9,847(4)
 Company and Chairman and   2000  336,737     --        --          3,021        10,253
 CEO of UMB Bank, n.a. (1)  1999  230,329     --        --          2,100         9,992
Miriam M. Allison.......... 2001 $377,234     --        --          1,000
 President and CEO of       2000       --     --        --             --            --
 Sunstone Financial Group   1999       --     --        --             --            --
Peter J. Genovese.......... 2001 $313,670(5)  --        --          2,000       $15,747(8)
 President of UMB Financial 2000  296,877(6)  --        --          2,100        17,336(9)
 Corporation                1999  268,493(7)  --        --          2,100        19,600(10)
James D. Matteoni.......... 2001 $274,125     --        --            750       $ 8,247(11)
 Chief Information Officer  2000  266,959     --        --            788         8,653
 UMB Bank, n.a.             1999  252,000     --        --            840         8,571

--------
(1) See section entitled "Information About The Directors and Nominees" on page 9 for a description of positions held by the Messrs. Kemper.
(2) All figures adjusted for a 5% stock dividend declared December 2001 and paid January 2, 2002
(3) Includes a split dollar insurance premium of $16,320 which includes $15,457 attributable to term life insurance coverage, a profit sharing contribution of $4,847 and a matching contribution of $3,400 to the 401(k) Savings Plan.
(4) Includes a split dollar insurance premium of $5,000 which includes $146 attributable to term life insurance coverage, and a profit sharing contribution of $4,847.
(5) Of which, $9,410 was deferred under the UMB Financial Corporation Executive Committee Deferred Compensation Plan.
(6) Of which, $8,894 was deferred under the UMB Financial Corporation Executive Committee Deferred Compensation Plan.
(7) Of which, $8,000 was deferred under the UMB Financial Corporation Executive Committee Deferred Compensation Plan.
(8) Includes a split dollar insurance premium of $7,500 which includes $174 attributable to term life insurance coverage, a profit sharing contribution of $4,847 and a matching contribution of $3,400 to the 401(k) Savings Plan. Does not reflect the loss of $952 on UMB Financial Corporation Executive Committee Deferred Compensation Plan.

(9) Includes the gain of $1,183 on compensation deferred pursuant to the UMB Financial Corporation Executive Committee Deferred Compensation Plan.
(10) Includes the gain of $3,540 on compensation deferred pursuant to the UMB Financial Corporation Executive Committee Deferred Compensation Plan.
(11) Includes a profit sharing contribution of $4,847 and a matching contribution of $3,400 to the 401(k) Savings Plan.

II. Option Grants in 2001

                                                                       Potential Realizable Value at
                                                                        Annual Rates of Stock Price
                                        Individual Grants              Appreciation for Option Term
                           ------------------------------------------- -----------------------------
                           Number of  % of Total
                           Securities  Options
                           Underlying Granted to  Exercise
                            Options   Employees  Price (Per Expiration
           Name             Granted    in 2001     Share)      Date          5%            10%
           ----            ---------- ---------- ---------- ----------   ----------    -----------
R. Crosby Kemper (1)         2,498       3.1%      $44.02   Dec. 2006  $17,627.85     $ 51,040.66
 Senior Chairman
R. Crosby Kemper III         2,498       3.1%      $40.02   Dec. 2011   62,870.57      159,326.36
 Chairman & CEO of the
 Company and Chairman &
 CEO of UMB Bank, n.a.
Miriam M. Allison            1,000       1.2%      $40.02   Dec. 2011   25,168.36       63,781.57
 President and CEO of
 Sunstone Financial Group
Peter J. Genovese            2,000       2.5%      $40.02   Dec. 2011   50,336.72      127,563.14
 President of UMB
 Financial Corporation
James D. Matteoni              750        .9%      $40.02   Dec. 2011   18,876.27       47,836.17
 Chief Information Officer
 UMB Bank, n.a.

--------
(1) By virtue of Mr. Kemper's having voting rights over more than 10% of the Company's common stock there is a 10% premium on his exercise price and his option period cannot exceed five years from date of grant.

   Except as noted in the footnote (1) above, all Company options are granted for a term of ten years. The Stock Options Plan provides for delayed vesting according to the following schedule for all options granted prior to 1998: two years from grant of option--40%; three years--60%; four years--80%; and four years and eleven months--100%. The Option Plan was amended in 1998 so that options granted in that and all future years become 100% vested at four years and eleven months. The Company has the right to recover benefits derived by the exercise of a option by an employee within two years of his or her employment by a competitor. Both of these features are intended to encourage long term commitments by key officers.

III. Aggregated Option Exercises in 2001, and Option Values at December 31,
2001.

                                                   Number of Securities
                                                  Underlying Unexercised   Value of Unexercised In-
                                                        Options at           the-Money Options at
                                                 December 31, 2001 (#) (2)     December 31, 2001
                                                 ------------------------- -------------------------
                              Shares
                           Acquired on   Value
           Name            Exercise (#) Realized Exercisable Unexercisable Exercisable Unexercisable
           ----            ------------ -------- ----------- ------------- ----------- -------------
R. Crosby Kemper (1)......    3,140     $19,970     1,834       11,410      $      0      $16,031
 Senior Chairman
R. Crosby Kemper, III.....       --          --     6,807       10,086        56,219       32,107
 Chairman & CEO of the
 Company and Chairman &
 CEO of UMB Bank, n.a.
Miriam M. Allison.........       --          --        --        1,000             0            0
 President and CEO of
 Sunstone Financial Group
Peter J. Genovese.........    2,260      56,612    10,354        8,667       112,349       25,578
 President of UMB
 Financial Corporation
James D. Matteoni.........       --          --     1,619        3,426         8,607        9,941
 Chief Information Officer
 UMB Bank, n.a.

--------
(1) By virtue of Mr. Kemper's having voting rights over more than 10% of the Company's common stock there is a 10% premium on his exercise price and his option period cannot exceed five years from date of grant.
(2) Number of underlying securities adjusted to reflect 10% stock dividends paid in 1994, 1996, and 2000 and 5% stock dividends paid in 1997 and 1998. Also reflects a 5% stock dividend to shareholders of record December 12, 2001 and paid January 2, 2002.

          REPORT OF THE OFFICERS SALARY AND STOCK OPTION COMMITTEE ON
                            EXECUTIVE COMPENSATION

   The Officers Salary and Stock Option Committee of the Board of Directors (the "Committee") is composed of five Directors of the Company and one Director of UMB Bank, n.a. none of whom are employees. Subject only to oversight by the full Board, the Committee has final responsibility for setting and administering overall compensation policy and levels of compensation for senior officers including the Chief Executive Officer. Members of the Committee are individuals with holdings of Company stock who can more particularly bring a shareholder's perspective to the Committee's deliberations.

   The components of total compensation for nearly every officer of the Company are base salary, lump sum awards, and benefits which are otherwise provided to all employees regardless of position. However, the Committee has the discretion to award bonuses, stock options and other benefits including Company owned automobiles, split dollar insurance and incentive compensation. The timing and amounts of such awards are determined on a subjective basis. Subject to limitations on his stock options as discussed below, Mr. R. Crosby Kemper's compensation is determined in the same way as all other officers for which the Committee has discretion.

   The Company's policy is to pay base salaries which are competitive with other financial service providers on a national basis. Salary comparisons are made (i) to those paid by competitors in the immediate trade area of each banking office except the Kansas City and St. Louis offices of UMB Bank, n.a.,
(ii) a group of eleven banks of comparable size and a cluster of twenty north central banks with assets in excess of $8 billion for the Kansas City and St. Louis offices of UMB Bank, n.a., and (iii) a cluster of thirteen nationwide financial institutions with assets ranging from $8 to $25 billion for UMB Financial Corporation. Salary levels set by the Committee for 2001 generally correspond to salaries paid by national competition and the salary ranges included in the salary surveys referred to above. While primary emphasis is placed on matching competitive salary levels, consideration is also given to the package of benefits available to all employees compared to those offered by competitors. Salary levels are considered annually and are based on current salary and individual performance during the previous calendar year.

   Since 1981 the Company has maintained an Incentive Stock Option Program in which a limited number of stock options are granted annually to officers of the Company whose contributions to the Company merit such recognition. Those options allow the officer to purchase the option shares for ten years at a price equal to market value at the time the option is granted. Since he has the power to vote more than 10% of the outstanding stock of the Company, options granted to Mr. R. Crosby Kemper are for only five years and his option price is 110% of market value. The Incentive Stock Option Plan provides for delayed vesting according to the following schedule for options granted prior to 1998: two years from grant of option--40%; three years--60%; four years--80%; and four years and eleven months--100%. This Plan was amended in 1998 so that options granted in that and all future years will not vest until four years and eleven months after they are granted. At that time they will be 100% vested. If an employee exercises an option and goes to work for a competitor within two years of his or her exercise of that option, the Company has a right to recover the benefits realized at the time of exercise. Both of these features are intended to encourage long term commitments by key officers. Historically, however, the level of options granted by the Company under the Incentive Stock Option Plan has been modest. As shown on Table I, II and III above, the projected benefits received by officers under this plan are relatively low when compared with their salaries and will be matched by benefits realized by all shareholders. They are also relatively low when compared with other companies.

   The Company maintains an unfunded nonqualified UMB Financial Corporation Executive Committee Deferred Compensation Plan, in which a limited number of members of top management are eligible to participate. Participants can annually elect to defer a portion of their compensation until a later predetermined date. The Company undertakes the obligation to pay, on the predetermined date, an amount equal to the deferred compensation (increased by an amount equivalent to the hypothetical allocation of Company contributions and forfeitures which would have occurred in the Company sponsored employee stock ownership plan and profit sharing and 401(k) plan had the participant not elected to make the deferral) together with a hypothetical gain or loss ( an "Adjustment") that would have realized had such sum been invested in one or more of the permissible mutual fund(s) designated by the participate from time to time. In order to provide future funding for the payment of the deferred compensation and Adjustments, the Company may, but has no obligation to, maintain corresponding investments in the respective mutual funds designated by the participants. At the present time, there is only one individual participating in the Plan.

   A Profit Sharing Plan is in place for all employees. Under that Plan all eligible associates receive an allocation of the Company's annual profit based on a formula established by the Plan. In addition to budgeted profits, augmented profit levels are established at the beginning of each year. If those enhanced profits are realized, Plan participants receive a larger share of those additional profits. An ESOP Plan and a Company match to a 401(k) Savings Plan ("Plan") are available to all officers and employees. With respect to the 401(k) Plan, all officers and employees may, subject to regulations of the Internal Revenue Service, elect to contribute up to 18% of their annual compensation. The Company in its discretion may match part of those contributions. The Company has elected to contribute fifty cents for each dollar contributed by an officer or employee. The Company's contribution is limited in that the match can only apply to the first four percent of an employee's annual compensation.

   The Company has no other long-term incentive plan awards, no employment contracts and no change-in-control or "golden parachute" arrangements with any executive officers.

   The Internal Revenue Code was amended effective in 1994 to add Section 162(m), which limits the deduction for federal income tax purposes by publicly held corporations of compensation in excess of $1 million paid to the executive officers listed in the summary compensation table in the corporation's proxy statement unless such compensation is performance based as defined in Section 162(m).

   Although the total compensation paid by the Company to any of the executives named in the Company's summary compensation table is now less than $1 million, the Committee and the Board have been and will continue to be counseled on the limitations imposed by Section 162(m), and the Committee will consider the limitations imposed by Section 162(m) in structuring future compensation for the Company's executives. The Committee cannot make any assurances, however, that it will not authorize the payment of non-deductible compensation. As stated above, the Committee structures compensation for its executives to be competitive with other financial service providers in the communities served by the Company. The Committee will work to maintain competitive compensation, to the extent feasible, with compensation that is fully deductible. Nonetheless, the limitation on deductibility will have to be weighed against the interests of the Company in attracting and retaining high quality executives.

                           MEMBERS OF THE COMMITTEE

         Paul D. Bartlett, Jr., William J. McKenna, Thomas D. Sanders,
         L. Joshua Sosland, Herman R. Sutherland and John W. Uhlmann.

                     (THIS SPACE INTENTIONALLY LEFT BLANK)

                               PERFORMANCE GRAPH

   The graph below summarizes the cumulative return experienced by the Company's shareholders over the years 1997 through 2002, compared to the S&P 500 Stock Index and the NASDAQ Bank Index. In all cases the return assumes a reinvestment of dividends.

                           UMB Financial Corporation
                           Vs. Various Stock Indices

                                    [CHART]

DateUMB         Financial Corporation Stock     S & P 500     NASDAQ Bank
12/31/1996      1.00                            1.00          1.00
12/31/1997      1.44                            1.33          1.67
12/31/1998      1.23                            1.71          1.49
12/31/1999      1.14                            2.08          1.41
12/31/2000      1.15                            1.89          1.66
12/31/2001      1.32                            1.66          1.87

                                 AUDIT CHARTER

   The Board of Directors has adopted a revised written charter for its Audit Committee, and a copy of that revised charter is attached as Appendix B below.

                        INDEPENDENCE OF AUDIT COMMITTEE

   It has been determined that the members of the Audit Committee are independent as that term is defined in Rule 4200(a)(15) of the National Association of Securities Dealers listing standards.

                            AUDIT COMMITTEE REPORT

   In accordance with its written charter adopted by the Board of Directors (the "Board"), the Audit Committee of the Board (the "Committee") assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During the year ended December 31, 2001, the Committee met six times and the Committee discussed the interim financial information contained in each quarterly earnings announcement with management and independent auditors prior to public release.

   In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence. The Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company's internal controls and the internal audit function's organization, responsibilities, budget and staffing, and concurred in the appointment of a new director of internal audit. The Committee reviewed with both the independent and the internal auditors their audit plans, audit scope, and identification of audit risks.

   The Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and discussed and reviewed the results of the independent auditors' examination of the financial statements.

   The Committee reviewed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2001, with management and the independent auditors. Management has the responsibility for the preparation of the Company's financial statements and the independent auditors have the responsibility for the examination of those statements.

   Based on the above-mentioned review and discussions with management and the independent auditors, the Committee recommended to the Board that the Company's audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission.

Date: February 27, 2002

                                          Newt Campbell, Chairman
                                          Thomas E. Beal
                                          David R. Bradley, Jr.
                                          John M. Mize, Jr.

                                          By Order of the Board of Directors

                                                   Dennis R. Rilinger
                                                        Secretary

March 11, 2002

   A copy of the Company's Annual Report on Form 10-K, as filed with the Securities Exchange Commission, will be furnished without charge upon written request directed to: Secretary, UMB Financial Corporation, 1010 Grand Boulevard, Kansas City, Missouri 64106.

                                                                     Appendix A

                           UMB FINANCIAL CORPORATION

                           UMB FINANCIAL CORPORATION
                       2002 INCENTIVE STOCK OPTION PLAN

1.  Purpose of Plan

   The purpose of this Plan is to promote the interests of UMB Financial Corporation (the "Company") and its stockholders by encouraging key employees of the Company, and its subsidiaries, to invest in common stock of the Company and thereby acquire a proprietary and an increased personal interest in the Company, which will provide such employees with an additional incentive to remain in the employ of the Company and promote its continued success and progress.

2.  Administration

   (a) Committee.   The Plan shall be administered by the Officers' Salary and
Stock Option Committee (the "Committee") of the Company's Board of Directors (the "Board"), or such other committee designated by the Board. The Committee shall consist of not less than three directors, each of whom is a "Disinterested Person" within the meaning set forth in Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act"). The Committee, in its discretion, may delegate its authority and duties under the Plan to the Chief Executive Officer and/or to other officers of the Company under such conditions and/or limitations as the Committee may establish; provided, however, that only the Committee may select and grant options to persons who are officers or directors of the Company for purposes of Section 16 of the Exchange Act or otherwise take action with respect to options granted to such individuals.

   (b) Duties.   Subject to applicable law and the terms of the Plan, and in addition to such other powers and authority granted to the Committee under the terms of the Plan, the Committee shall have full power and authority to: (i) designate recipients of options ("Optionees"); (ii) determine the number of shares to be covered by each option, the option price and the term of the option; (iii) determine the terms and conditions, which need not be identical, of each option and prepare or cause to be prepared the respective option agreements incorporating such terms and conditions evidencing each option (the "Option Agreement"); (iv) determine whether, to what extent, under what circumstances, and by what method or methods options may be settled, exercised, canceled, forfeited, or suspended; (v) interpret and administer the Plan, any Option Agreement and any instrument or agreement relating to, or any option granted under, the Plan; (vi) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (vii) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan. Unless otherwise expressly provided in the Plan, all determinations, designations, interpretations, and other decisions of the Committee shall be final, conclusive and binding upon all persons, including the Company, any Optionee, any stockholder, and any employee of the Company or of any affiliate. All determinations and selections of the Committee shall be made by a majority of its members.

3.  Stock Available for Options

   (a) Number Authorized.   Subject to adjustment as provided in Paragraph
3(b), options with respect to one million (1,000,000) shares of common stock, par value $1.00 per share, of the Company ("Shares") may be granted under this Plan. If any option granted hereunder shall expire, terminate or be forfeited for any reason during the term of the Plan without having been exercised in full, any Shares not purchased under such option shall become available for other options which may be granted under the Plan. Shares issued upon the exercise of options may consist, in whole or in part, of either previously authorized but unissued Shares or treasury Shares.

   (b) Adjustments.   In the event of a stock dividend, stock split, reverse
stock split, or split-up the Committee shall make appropriate and proportionate adjustments in the aggregate number and class of Shares which may be delivered under the Plan, and in the number, class and option price of Shares subject to outstanding options granted under the Plan, provided that the number of Shares subject to any option shall always be a whole number. For any other corporate transaction affecting the Shares or any transaction or event for which the Committee determines an adjustment may be appropriate, the Committee shall determine whether such transaction or event affects the Shares such that, after considering Section 424 of the Code, as amended, and the regulations thereunder, including Treas. Reg. Section 1.425-1(e), as amended, any adjustment in the aggregate number and class of Shares which may be delivered under the Plan, or in the number, class and option price of Shares subject to outstanding options granted under the Plan, would be in the best interests of the Company. If the Committee determines an adjustment contemplated in the preceding sentence would be in the best interests of the Company and would be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall make adjustments in the aggregate number and class of Shares which may be delivered under the Plan, and in the number, class and option price of Shares subject to outstanding options granted under the Plan as the Committee, in its sole discretion determines to be appropriate, provided that the number of Shares subject to any option shall always be a whole number. Furthermore, no adjustment shall be made with respect to options that would cause the Plan to violate Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

4. Eligibility

   Options may be granted only to full-time regular salaried employees of the Company or any "subsidiary corporation" of the Company, as that term is defined in Section 424 of the Code (a "Subsidiary Corporation"), who serve as an officer of the Company or a Subsidiary Corporation or as a department head (or in a comparable capacity) of the Company or any Subsidiary Corporation ("Eligible Employees"). The Committee shall determine which of such Eligible Employees shall receive options and the number of Shares subject to each option, taking into account the duties of the respective Eligible Employees, their present and potential contributions to the success of the Company, the number of years remaining in which effective service may be anticipated from them, and such other factors as it may deem relevant in connection with accomplishing the purpose of the Plan.

5. Stock Options

   Options granted hereunder are intended to qualify as Incentive Stock Options within the meaning of Section 422 of the Code, and the terms of any option granted hereunder shall comply in all-respects with the provisions of Section 422 of the Code and any regulations promulgated thereunder. Any option granted under the Plan shall be evidenced by an Option Agreement in such form as the Committee may from time to time approve. Any such option shall be subject to the following terms and conditions and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable:

      (a) Option Price.   The purchase price per Share purchasable under an
   option shall be determined by the Committee; provided, however, that such purchase price shall not be less than one hundred percent (100%) of the fair market value of the Share on the date of grant of the option, and, provided, further, that such purchase price shall not be less than one hundred and ten percent (110%) of the fair market value of the Share on the date of grant with respect to an option granted to an Eligible Employee owning stock that possesses more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, or any parent corporation (as defined in Section 424 of the Code ("Parent Corporation") ) or any Subsidiary Corporation (a "10% holder"). Fair market value shall be the mean of the closing bid and ask prices of the Company's Shares on the day the option is granted as reported on the National Association of Securities Dealers, Inc. Automated Quotation System.

      (b) Option Term.   The term of each option shall be fixed by the
   Committee in its sole discretion; provided, however, that no option shall be exercisable after the expiration of ten years from its date of grant and an option granted to a 10% holder shall not be exercisable after the expiration of five years from the date such option is granted.

      (c) Exercisability.   Options shall be exercisable at such time or times
   as determined by the Committee; provided, that no option shall be exercisable during the period starting on the date of grant and ending on the day before the second anniversary date of the date of grant. No option may at any time be exercised with respect to a fractional share or with respect to fewer than ten (10) shares or the remaining shares then subject to the option, if less than ten (10).

      (d) Method of Exercise.   Subject to the other provisions of the Plan and
   any applicable Option Agreement, any option may be exercised by an Optionee in whole or in part at such time or times, and the Optionee may make payment of the option price in such form or forms as the Committee shall determine, including, without limitation, payment by delivery of cash or Shares having a fair market value on the exercise date equal to the total option price, or by any combination of cash or Shares as the Committee may specify in the applicable Option Agreement. However, except as provided in Paragraph 10, no option shall be exercisable, in whole or in part, unless the Optionee is then in the employ of the Company and/or a Subsidiary Corporation and shall have continuously been so employed since the date the option was granted.

      (e) Limitations.   In accordance with rules and procedures established by
   the Committee, the aggregate fair market value (determined as of the time of grant) of the Shares with respect to which Incentive Stock Options held by any Optionee are exercisable for the first time by such Optionee during any calendar year under the Plan and under any other plans of the Company or of any Parent Corporation or Subsidiary Corporation shall not exceed $100,000 or, if different, the maximum in effect under Section 422 of the Code, or any successor provision, and any regulations promulgated thereunder. If, however, the limit described in the preceding sentence is exceeded as a result of an acceleration of an option's exercisability as provided for in an Option Agreement on account of permanent and total disability, death or Qualified Retirement, the Optionee's otherwise valid options will not fail to be valid and exercisable; provided, however, that to the extent the aggregate fair market value of the Shares with respect to which such options are exercisable for the first time by the Optionee in any calendar year (under all plans of the Company or any Parent or Subsidiary Corporation)exceeds $100,000, or the limit then in effect under Section 422 of the Code, the amount in excess of such limit will be treated as non-qualified stock options and the amount at or below such limit will be treated as Incentive Stock Options.

6.  Options Not Assignable

   No option granted pursuant to this Plan shall be assignable or transferable by the Optionee, otherwise than by will or by the laws of descent and distribution; provided, however, that an Optionee may designate a beneficiary to exercise the option after the Optionee's death pursuant to a written designation of beneficiary filed with and approved by the Committee prior to the Optionee's death. An option shall be exercisable during the lifetime of an Optionee only by the Optionee or by the guardian or legal representative of an Optionee who is permanently and totally disabled (within the meaning of Section 22 (e) (3) of the Code).

7.  Purchase for Investment

   (a) Investment Representation.   All Optionees meeting the definition of an
"Affiliate" under Rule 144(a) of the Securities Act of 1933, as amended (the "Act") as well as any other Optionee that the Committee may select, shall, in connection with an option granted under the Plan, be required by the terms of his or her Option Agreement to represent and agree that all options granted pursuant to such Option Agreement and any and all Shares purchased pursuant to the exercise of any such options will be purchased for investment and not with a view to the distribution or resale thereof.

   (b) Effect of Resale.   The sale of any option granted pursuant to this Plan
or sale of any Shares purchased pursuant to the exercise of such option by any Optionee who has given the investment representation required by Paragraph 7(a), or other person or persons attempting to sell any such option or shares, shall be made in full compliance with Rule 144 of the Act and any attempted sale of such option or shares that fails to so comply shall be deemed null and void by the Company. If any Optionee or other person or persons exercising an option on his/her behalf, shall sell or attempt to sell all or any part of the Shares so purchased pursuant to such option, within one (1) year from the date of his/her purchase thereof, all other options theretofore granted to such Optionee, or held by such person or persons, and not yet exercised, shall terminate immediately upon such sale or attempt to sell.

8.  Employee's Agreement to Serve

   Each employee receiving an option shall, as one of the terms of his Option Agreement, agree that he will remain in the employ of the Company or, at the election of the Company from time to time, a Subsidiary Corporation, for a period of at least two (2) years from the date the option is granted to him; and that he will, during such employment, devote his entire time, energy and skill to the service of the Company or such Subsidiary Corporation and the promotion of its interests, subject to vacations, sick leave and leaves of absence in accordance with the practices and policies of the Company and its Subsidiary Corporations. Such employment shall be at the pleasure of the Company or such Subsidiary Corporation, and shall be at such compensation as the Company or such Subsidiary Corporation shall determine from time to time. Nothing in the Plan or in any option granted pursuant thereto shall confer on any Optionee any right to continue in the employ of the Company or any Subsidiary Corporation or affect in any way the right of the Company or any Subsidiary Corporation to terminate an Optionee's employment at any time. Further, the Company or Subsidiary Corporation may at any time terminate the employment of an Optionee, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Option Agreement.

9.  Rights of the Company in the Event of Competing Employment.

   Each Eligible Employee receiving an option shall, as one of the terms of his Option Agreement, agree that in the event the employment of such Eligible Employee with the Company or any Subsidiary Corporation shall be terminated for any reason, and such Eligible Employee within two (2) years thereafter becomes employed by any person, business or entity engaged in business in competition with the business of the Company or any Subsidiary Corporation, or in any other manner, either directly or indirectly, on his or her own account, by or through any other individual or entity, as an officer, director, employee or stockholder of a corporation, or as a partner, employee or joint venturer, competes with the business of the Company or any Subsidiary Corporation, at a business location which is within a radius of thirty (30) miles of any business location of the Company or any Subsidiary Corporation, all options then held by such Eligible Employee shall terminate immediately and such Eligible Employee will pay to the Company (or its assigns) within thirty (30) days after demand by the Company, an amount equal to the excess, if any, of (a) the fair market value on the date of exercise of the Shares of Common Stock of the Company acquired upon the exercise of options granted under the Plan which were exercised at any time within the two (2) year period preceding the commencement of such competition, over (b) the purchase price paid for such Shares. Such amount shall be subject to adjustment as described in Paragraph 3(b) above. The Eligible Employee shall grant to the Company a right of set-off against any sums due him or her from the Company or a Subsidiary Corporation for all sums due the Company under this subparagraph.

10.  Exercisability of Options Following Termination of Employment

   (a) General.   In the event that the employment of an Optionee shall be
terminated due to death, permanent and total disability (within the meaning of Section 22 (e) (3) of the Code) or retirement after having reached an age of at least sixty (60) years and having at least twenty (20) years of service as an employee of the Company or any Subsidiary Corporation, all options held by such Optionee shall remain exercisable for a limited period of time as indicated below, subject to earlier termination of such options as provided in Paragraphs 7 and 9 above. However, upon the expiration of such limited period of exercisability or (if earlier) upon the expiration of the option term, such option shall terminate and cease to be exercisable. In the event an Optionee is no longer employed by the Company or a Subsidiary Corporation for any other reason, all options held by such Optionee shall terminate and cease to be exercisable immediately upon the date that the Optionee ceased to be employed by the Company or any Subsidiary Corporation. Options granted under the Plan shall not be affected by any change of duties or position so long as the Optionee continues to be an employee of the Company or a Subsidiary Corporation. The Option Agreements may contain such provisions as the Committee shall approve with reference to the effect of approved leaves of absence.

   (b) Disability or Retirement of Optionee.   If an Optionee terminates his
employment with the Company or a Subsidiary Corporation after having reached an age of at least sixty (60) years and having at least twenty (20) years of service as an employee of the Company or any Subsidiary Corporation ("Qualified Retirement"), all options held by such Optionee may be exercised at any time within the three (3)-month period following such Qualified Retirement (to the extent the Optionee was entitled to exercise the options on the date of the Optionee's Qualified Retirement; provided, that an Option Agreement may provide for the acceleration of exercisability in the event of Qualified Retirement.) If an Optionee becomes permanently and totally disabled (within the meaning of Section 22(e) (3) of the Code) and ceases by reason thereof to be an employee of the Company or a Subsidiary Corporation, all options held by such Optionee may be exercised at any time within the one (1)-year period following the termination of such Optionee's employment by virtue of such permanent and total disability (to the extent the Optionee was entitled to exercise the options on the date of the termination; provided, that an Option Agreement may provide for the acceleration of exercisability in the event of permanent and total disability.) Notwithstanding the above, in no event may any option granted under this Plan be exercised after the expiration of the term for which the option was granted.

   (c) Death of Optionee.   If an Optionee holding an option which has not
expired or terminated shall die, then the estate of the decedent, the person or persons to whom the Optionee's rights under the option were transferred by will or by the laws of descent and distribution, or the beneficiary designated by the Optionee in a written designation filed with and approved by the Committee prior to the Optionee's death may, at any time within six (6) months after the date of such death (whether or not the three (3)month or the one (1)-year period, as the case may be, specified in Paragraph 10(b) in the event of Qualified Retirement or permanent and total disability (within the meaning of Section 22 (e) (3) of the Code), if applicable, had commenced to run on the date of his or her death), but in no event after the expiration of the term for which the option was granted, exercise all such options to the extent such Optionee was entitled to exercise such options as of the date of the Optionee's death; provided, that an Option Agreement may provide for the acceleration of exercisability in the event of death. Any such exercise shall be effected by written notice to the Company from the person entitled to exercise the option and the person or persons giving the same shall furnish to the Company such other documents or papers as the Company may reasonably require, including, without limitation, evidence of the authority of such person or persons to exercise the option and evidence satisfactory to the Company that any death taxes payable with respect to such shares have been paid or provided for.

11.  Amendments and Termination.

   The Committee may amend, alter, suspend, discontinue, or terminate the Plan, but no amendment, alteration, suspension, discontinuation, or termination shall be made that would impair the rights of an Optionee without the Optionee's written consent, or that without the approval of the Company's stockholders would:

      (a) except as is provided in Paragraph 3(b) of the Plan, materially increase the total number of Shares available under the Plan;

      (b) materially increase benefits accruing under the Plan; or

      (c) materially modify the requirements as to eligibility for participation in the Plan.

   The Committee may amend the terms of any option theretofore granted and may also substitute new options for options previously granted under this Plan or for options granted under any other compensation plan of the Company, including without limitation previously granted options having higher option prices, but no such amendment or substitution shall impair the rights of any Optionee without the Optionee's written consent.

   The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Option in the manner and to the extent it shall deem desirable to carry it into effect. In the event the Company shall assume outstanding options or the right or obligation to make future awards of options in connection with the acquisition of another corporation or business entity, the Committee may, in its discretion, make such adjustments in the terms of options under the Plan as it shall deem appropriate.

12. General Provisions

   (a) Delivery of Shares.   No Shares shall be delivered pursuant to the
exercise of any option, in whole or in part, until (i) there shall have been such compliance as the Company may deem necessary or advisable with respect to any and all federal and state laws, rules and regulations relating to the authorization, issuance, registration, qualification, or sale of securities and
(ii) payment in full of the option price thereof is received by the Company either in cash or, as specified in the related Option Agreement, in Shares or a combination of cash and Shares of the Company.

   (b) Stockholder Rights.   An Optionee shall not have any of the rights of a
stockholder with respect to the Shares covered by an option until such Shares have been transferred to him on the books and records of the Company upon the exercise of the option.

   (c) Rights to Awards.   No employee or other person shall have any right to
be granted any option under the Plan, and there is no obligation for uniformity of treatment of employees (including Eligible Employees), Optionee's or their beneficiaries under the Plan.

   (d) No Cash Consideration for Options.   Options shall be granted for no
cash consideration.

   (e) Restrictions.   All certificates for Shares delivered under the Plan
pursuant to any option shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. with respect to its Automated Quotation System, any stock exchange upon which the Shares are then listed, and any applicable Federal or state securities law, and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.

   (f) Governing Law.   The validity, construction, and effect of the Plan and
any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Missouri and applicable Federal law.

   (g) Severability.   If any provision of this Plan or any Option is or
becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any Optionee or option, or would disqualify the Plan or any option under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the option, it shall be stricken and the remainder of the Plan and any such option shall remain in full force and effect.

   (h) No Right to Employment.   The grant of an option shall not be construed
as giving an Optionee the right to be retained in the employ of the Company or a Subsidiary Corporation. Further, the Company or a Subsidiary Corporation may at any time terminate the employment of an Optionee, free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Option Agreement.

   Withholding Taxes. In the event that an option becomes taxable at the time of exercise or at any other time, the Company's obligation to deliver the Shares upon the exercise of the option shall be subject to the Optionee's satisfaction of all applicable federal, state and local tax withholding requirements, if any, as well as the withholding requirements of any foreign jurisdictions arising out of the exercise of the option. In that regard, the Optionee shall pay the amount of taxes, if any, required by the law of the United States or any applicable foreign jurisdiction to be withheld as a result of the exercise of the option, as determined by the Committee: (a) by withholding from the amount of Shares due upon exercise of the option; (b) by allowing the Optionee to deliver to the Company Shares having a fair market value on the date of payment equal to the amount of such required withholding taxes; or (c) by making payment to the Company in the manner specified by the Company, including, but not limited to, a deduction from any payments of any kind otherwise due to the Optionee from the Company.

13.  Effective Date and Term of Plan

   This Plan shall be effective as of April 18, 2002 subject to approval of the Plan by the Company's shareholders at the 2002 Annual Meeting of Shareholders of the Company. No option shall be granted pursuant to this Plan after April l7, 2012.

                                                                     Appendix B

                           UMB FINANCIAL CORPORATION
                            AUDIT COMMITTEE CHARTER
                               JANUARY 17, 2002

   The Audit Committee Charter shall be reviewed annually by the Audit Committee (hereafter referred to as the Committee) and the Committee shall recommend adoption of this Charter to the UMB Financial Corporation Board of Directors.

                                 ORGANIZATION

   The Committee shall be comprise of four Directors appointed by the Board of Directors in accordance with regulatory requirements and applicable securities rules. This includes, but is not limited to, independence and financial literacy requirements.

   One member of the Committee shall be appointed chairman. The chairman shall be responsible for Committee leadership, including scheduling and presiding over meetings and making regular reports to the Board of Directors. In the event the chairman is unable to attend a meeting, he may appoint an alternate to assume his responsibilities.

   A simple majority, in person or conference, constitutes a quorum.

   The Committee shall maintain free and open communication with the independent auditors, the internal auditors and Company management in discharging its oversight role. The Committee is empowered to investigate any matter relating to the Company's accounting, auditing, internal control or financial reporting practices with full access to all Company books, records, facilities and personnel.

   The Committee may retain outside counsel, auditors and other advisors.

   The Committee shall meet a minimum of four times a year with additional meetings scheduled as the Committee deems appropriate.

                               RESPONSIBILITIES

   The Committee's primary responsibilities are to provide oversight with respect to the following activities.

  . Recommend to the Board of Directors appointment of the independent accounting firm. Such auditors are ultimately accountable to the Board and the Committee, as representatives of the shareholders.

  . Obtain annually from the independent auditors a formal written statement describing all relationships between the auditors and the Company, consistent with Independence Standards Board Standard Number 1.

  . Review the audited financial statements and discussing them with management and the independent auditors. These discussions shall include the matters required to be discussed under Statement of Auditing Standards No. 61 and consideration of the quality of the Company's accounting principles as applied in its financial reporting, including a review of particularly sensitive accounting estimates, reserves and accruals, judgmental areas, audit adjustments and other such inquiries as the Committee or the independent auditors shall deem appropriate. Based on such review, the Committee shall make its recommendation to the Board as to the inclusion of the Company's audited financial statements in the Company's Annual Report on Form 10-K.

  . Issue annually a report to be included in the Company's proxy statement as required by the rules of the Securities and Exchange Commission.

  . Discuss with management and the independent auditors the interim financial information contained in the Company's Quarterly Reports.

  . Discuss with Independent Auditors the results of the audit as presented in their Management Report.

  . Discuss with the Director of Corporate Audit Services internal audit activities, including the internal audit organization, responsibilities, independence, plans, results and budget.

  . Discuss with management, the Director of Corporate Audit Services and the independent auditors the quality and adequacy of and compliance with the UMB Financial Corporation and affiliates internal controls.

  . Discuss with management and/or the Company's general counsel litigation that may have a material impact on the Company's financial statements.

  . Discuss with management and the Director of Corporate Audit Services the results of regulatory examinations.

                           UMB FINANCIAL CORPORATION
                                 ANNUAL MEETING
                              UMB Bank Auditorium
                              1010 Grand Boulevard
                             Kansas City, Missouri

                            Thursday, April 18, 2002
                                   10:00 a.m.

                                VOTE BY INTERNET

Your Internet vote is quick, convenient and your vote is immediately submitted. Just follow these easy steps:

1. Read the accompanying Proxy Statement.

2. Visit our Internet voting site at http://www.eproxyvote.com/umbf and follow the instructions on the screen.

     Your internet vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card. Please note that all votes cast by Internet must be submitted prior to 5:00 p.m. Central Time, April 17, 2002.

       If you vote by Internet, please do not return your proxy by mail.






                            THANK YOU FOR YOUR VOTE.









                       Cut or tear along perforated edge

--------------------------------------------------------------------------------

                           UMB FINANCIAL CORPORATION
PROXY             P.O. Box 419226, Kansas City, MO 64141-6226

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL
                           MEETING ON APRIL 18, 2002.

     The undersigned hereby appoints R. Crosby Kemper, R. Crosby Kemper III and Peter J. Genovese or any of them, with full power of substitution as proxies, to vote all shares of Common Stock of UMB Financial Corporation, which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held April 18, 2002, and any adjournments thereof.

1.   ELECTION OF DIRECTORS IN CLASS II
     (To withhold authority to vote for any individual nominee, strike a line through the nominee's name. In such event, unless you request otherwise, your votes will then be cumulated and voted for the other nominees.)

          /_/   FOR all nominees in Class II      /_/   WITHHOLD AUTHORITY
                (except as otherwise indicated)         on all nominees below

               Miriam M. Allison, Thomas E. Beal, Richard Harvey, R. Crosby Kemper, Tom J. McDaniel, William J. McKenna, Robert W. Plaster, Paul Uhlmann, III, E. Jack Webster, John E. Williams, Thomas J. Wood, III

2. Ratification of the Board of Directors' selection of Deloitte & Touche LLP to serve as the Company's independent auditors and to examine and audit the consolidated financial statements of the Company for the fiscal year 2002:

                /_/ FOR          /_/ AGAINST          /_/ ABSTAIN

3.   Approval of the UMB Financial Corporation 2002 Incentive Stock Option Plan.

                /_/ FOR          /_/ AGAINST          /_/ ABSTAIN

(TO BE SIGNED ON OTHER SIDE)

     Management knows of no other matters to be brought before the Annual Meeting; however, the persons named as proxy holders or their substitutes will vote in accordance with their best judgment if any other matters are properly brought before the Annual Meeting. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned or absent instruction will be voted FOR Proposals 1, 2, and 3. Unless authority to vote for any director nominee is withheld, authority to vote for such nominee will be deemed granted.

                                       PLEASE __________________________________
                                                          Signature
                                        SIGN

                                        HERE  __________________________________
                                                          Signature

                                       Please sign exactly as name appears, if
                                       shares are held jointly, any one of the
                                       joint owners may sign. Attorneys-in-fact, executors, administrators, trustees, guardians or corporation officers should indicate the capacity in which they are signing.
                                       PLEASE SIGN, DATE, AND MAIL THIS PROXY
                                       PROMPTLY whether or not you expect to
                                       attend the meeting.

                                       Date _____________________________, 2002.